EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 9, 2010, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Compass Diversified Holdings and subsidiaries on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Compass Diversified Holdings and subsidiaries on Forms S-3 (File No. 333-159339, effective June 1, 2009 and File Nos. 333-147218 and 333-147217, effective November 26, 2007.
/S/ Grant Thornton LLP
New York, New York
March 9, 2010